EXHIBIT 23.2

This consent is a copy of the previously issued Arthur Andersen LLP consent, which has not been reissued since Arthur Andersen LLP has ceased operations.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated January 24, 2002, included in this Form 10-K, into the Company’s previously filed Registration Statement on Form S-8, File No. 333-46454.

/s/ Arthur Andersen LLP

Salt Lake City, Utah
March 21, 2002